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                                                                      EXHIBIT 15


                      [LETTERHEAD OF ARTHUR ANDERSEN LLP]


To Delta Air Lines, Inc.:


We are aware that Delta Air Lines, Inc. has incorporated by reference in this Registration Statement on Form S-8 (relating to the Non-employee Directors' Stock Option Plan) its Form 10-Q for the quarter ended September 30, 1999 which includes our report dated November 10, 1999 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), those reports are not considered a part of the Registration Statement prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.



/s/ ARTHUR ANDERSEN LLP


Atlanta, Georgia
December 3, 1999